UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22 2011

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Seven Arts Entertainment Inc.
(Exact name of registrant as specified in its charter)

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Nevada	001-34250	45-3138068
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1801 Century Park East, #1830, Los Angeles, CA 90067
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 323 372 3080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On September 29, 2011, the Company issued a press release announcing it has completed the acquisition of all of the capital stock of Big Jake Music ("BJM"), a newly formed record and multi-media entertainment company, for $5,000,000 of convertible preferred stock, convertible into common stock at a premium to the market price at closing, and which is subject to restricted holding periods.

BJM will also release soundtracks of Seven Arts films, commencing with the soundtrack albums for Night of the Demons (a film released in October of last year) and The Pool Boys (a film that will be released on September 30, 2011) expected in October 2011.

Big Jake Music currently owns what management believes is $5,000,000 in net value of media credits from News USA, a national media, marketing and publicity firm. Seven Arts expects to use these media credits to promote its motion pictures, soundtrack albums, and releases of Big Jake Music with a strategic combination of traditional print, radio, internet, and social media outlets.

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 22, 2011, Seven Arts received a notice from NASDAQ stating that the bid price for our common stock was below $1.00 for thirty consecutive days. Seven Arts is otherwise in compliance with NASDAQ listing maintenance standards. Seven Arts will have until March 1, 2012 to maintain a closing bid price of at least $1.00 for ten consecutive trading days for continued listing on NASDAQ. If Seven Arts does not meet that goal by March 1, 2012, it may apply and would expect to obtain a further 180-day extension to meet the trading price requirement of NASDAQ.

Item 8.01     Other Events

Seven Arts intends to issue a letter to its stockholders by the end of next week to address the recent trading of its stock. Seven Arts expects to release its earnings for the fiscal year ended June 30, 2011 within two weeks.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

99.1           Press Release dated September 29, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Seven Arts Entertainment Inc.

September 30,2011	By:	/s/ Peter Hoffman
Peter Hoffman
Chief Executive Officer